 Exhibit 99.1

ICON Income Fund Nine, LLC
2009 Year End Liquidation Update

This update covers the activity for calendar year 2009. It is intended to give registered representatives and the investors in ICON Income Fund Nine, LLC (“Fund Nine”) a description of Fund Nine’s activities throughout the year and an outlook for the future.  As a fund manager, ICON Capital Corp., actively and prudently manages Fund Nine’s portfolio to yield the best possible return to investors.  As a public program, Fund Nine has reported to you regularly through quarterly, annual and current reports filed with the Securities and Exchange Commission.  These important disclosure documents provide comprehensive required information; however, it is here that we try to summarize the information contained in those documents to give you a better overview of what is going on in Fund Nine.

As you may already be aware, Fund Nine entered into its liquidation period on May 1, 2008 and, effective September 1, 2008, Fund Nine’s distributions began to fluctuate monthly based on the proceeds being generated by Fund Nine’s portfolio.  During the liquidation period, distributions that are generated from net rental income and proceeds from equipment sales generally fluctuate as remaining leases come to maturity and equipment coming off lease is sold.  Accordingly, in the future, distributions will no longer be paid at a constant distribution rate on a regularly scheduled basis and, therefore, the amount of distributions will fluctuate as Fund Nine’s portfolio continues to wind down and assets are sold.  In some months the distribution could be larger than the current distribution, in some months the distribution may be smaller, and in some months there may not be any distribution.  We expect the liquidation period to continue for several years as Fund Nine’s portfolio winds down.

Below are the results of any dispositions that have occurred as well as the status of the remaining material assets in Fund Nine’s equipment portfolio.

$790,000 Investment in Medical Equipment Leased to Hudson Crossing Surgery Center

The Equipment: Various medical equipment including monitors and endoscopy equipment.

Investment:  Fund Nine purchased equipment subject to leases with Hudson Crossing Surgery Center (“Hudson Crossing”) for an aggregate purchase price of approximately $790,000.

Outcome:  The leases were initially set to expire on December 31, 2007 and were each renewed for additional six month periods.  On January 1, 2009, the medical equipment on lease to Hudson Crossing was sold for approximately $152,000.  Fund Nine received approximately $1,191,000 in total rental and sales proceeds in connection with this investment.

$3,472,000 Investment in Manufacturing Equipment Leased to Wildwood Industries, Inc. (“Wildwood”)

The Equipment:  Vacuum bag manufacturing equipment.

Investment:  During 2003, Fund Nine purchased the equipment, which was subject to leases with Wildwood for approximately $3,472,000.

Outcome: On March 5, 2009, an involuntary petition under Chapter 11 of the United States Bankruptcy Code was filed against Wildwood by three of Wildwood’s creditors in United States Bankruptcy Court. On September 18, 2009, the involuntary petition under Chapter 11 of the United States Bankruptcy Code was converted to a Chapter 7 case by the United States Bankruptcy Court Trustee.  Fund Nine does not expect to receive any further recovery from Wildwood.  Fund Nine received approximately $4,900,000 in total proceeds in connection with this investment.

$1,256,000 Investment in Medical Equipment Leased to Short Hills Surgery Center (“Short Hills”)

The Equipment: Various medical equipment including anesthesia equipment and monitors.

Investment:  Fund Nine purchased the equipment subject to lease with Short Hills for an aggregate purchase price of approximately $1,256,000.

Outcome:  At the end of the lease term, Short Hills purchased the equipment for approximately $37,000.  Fund Nine received approximately $1,770,000 in total proceeds in connection with this investment.

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Current Portfolio

Fund Nine’s equipment portfolio is comprised of the following material assets.  Details on an asset-by-asset basis are provided below.

$16,870,000 Investment in Equipment Chartered to Teekay Corporation

The Charterer:  Teekay Corporation (“Teekay”) transports more than 10 percent of the world’s seaborne oil, has built a significant presence in the liquefied natural gas shipping sector through its publicly-listed subsidiary, Teekay LNG Partners L.P. (NYSE: TGP), is further growing its operations in the offshore oil production, storage and transportation sector through its publicly-listed subsidiary, Teekay Offshore Partners L.P. (NYSE: TOO), and continues to expand its conventional tanker business through its publicly-listed subsidiary, Teekay Tankers Ltd. (NYSE: TNK).  With a fleet of more than 180 vessels, offices in 17 countries and 6,400 seagoing and shore-based employees, Teekay provides a comprehensive set of marine services to the world’s leading oil and gas companies, helping them seamlessly link their upstream energy production to their downstream processing operations. Teekay’s reputation for safety, quality and innovation has earned it a position with its customers as The Marine Midstream Company.  (Source:  Teekay website and marketing materials).

The Equipment:  One Aframax 98,640 DWT (deadweight tons) product tanker (the “Samar Spirit”).

Investment:  In July 2007, Fund Nine purchased the Samar Spirit for approximately $40,250,000, comprised of approximately $16,870,000 in cash and approximately $23,380,000 in non-recourse indebtedness. The Samar Spirit is subject to a bareboat charter with an affiliate of Teekay.

Expected Future Proceeds from Investment:  $17,000,000 - $20,000,000

Outlook: The 48-month bareboat charter is scheduled to expire in July 2011 and it is expected that at that time Fund Nine will either sell or re-charter the vessel.

$10,952,000 Investment in Equipment Leased to Spansion, LLC

The Lessee:  Spansion, LLC (“Spansion”), which was previously a joint venture of AMD and Fujitsu, is the largest company exclusively focused on Flash memory solutions. Flash memory can be found in nearly every electronic device, such as cell phones, cars, printers, networking equipment, set-top boxes, high-definition TVs, games and other consumer electronics. As people continue to demand more multimedia content in their homes, at work and on the go, and as electronic products become increasingly complex, the amount of Flash memory in electronic devices will continue to grow.  (Source: Spansion website).

The Equipment:  Microprocessor manufacturing devices and semi-conductor memory testing equipment.

Investment:  In June and August 2003, Fund Nine purchased the equipment, which was subject to three leases with Spansion that had expiration dates of June 30, 2007 and July 31, 2007, for approximately $10,952,000. Two of those leases expired on March 31, 2008 and each was renewed for a fifteen month period commencing on April 1, 2008.  The third lease expired on June 30, 2009 and was extended on a month-to-month basis effective July 1, 2009.

Expected Future Proceeds from Investment:  $75,000 - $210,000

Outlook:  On March 1, 2009, Spansion filed for financial restructuring in the United States Bankruptcy Court.  On March 12, 2009, Spansion rejected the two leases that were renewed on April 1, 2008.  The equipment subject to the two rejected leases has been returned and is currently being re-marketed.  In addition, Spansion affirmed the lease that was extended on July 1, 2009.  On July 29, 2009, Fund Nine sold the microprocessor manufacturing devices that were subject to the affirmed lease to Spansion for approximately $380,250.  Fund Nine received approximately $10,000,000 in total rental and sales proceeds in connection with this investment.

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$9,690,000 Investment in Equipment Chartered to Wilhelmsen Lines Shipowning AS

The Charterer:  Wilhelmsen Lines Shipowning AS (“Wilhelmsen”), is a subsidiary of Wilh. Wilhelmsen ASA (“WW”), a leading global maritime industry group.  WW offers logistics solutions and maritime services through a worldwide network, including approximately 14,000 employees in more than 330 offices in more than 70 countries. (Source:  WW website).

The Equipment: Three roll-on-roll-off oceangoing vehicle transportation vessels.

Investment: Fund Nine purchased the vessels, through wholly-owned entities, for approximately $74,020,000, comprised of approximately $9,690,000 in cash and approximately $64,330,000 in non-recourse indebtedness.  The vessels are subject to bareboat charters with Wilhelmsen.

Expected Future Proceeds from Investment:  $2,300,000 - $5,000,000

Outlook:  During 2005, the bareboat charters for all three vessels were extended through December 2013.  In connection with the bareboat charter extensions, the outstanding debt attributable to each vessel was refinanced.  The bareboat charter payments will completely repay the principal loan balances associated with each vessel by the end of the bareboat charter.  The refinancing generated approximately $22,000,000 in cash proceeds.  In addition, after debt repayment, the charter extensions are expected to result in excess quarterly cash totaling approximately $2,000,000 to $5,000,000.

$6,405,000 Investment in Equipment Leased to Cathay Pacific Airways Limited

The Lessee:  Cathay Pacific Airways Limited (“Cathay”) is an international airline registered and based in Hong Kong, offering scheduled cargo and passenger services to over 105 destinations around the world using 111 wide-body aircraft represented to be one of the youngest in the industry.  Cathay was founded in Hong Kong in 1946 and has become one of the leading airlines in the world having been recognized for numerous distinctions including, three time best first class airline by Skytrax, best business class airline by Travel Trade Gazette and Cathay was named the most admired company in Hong Kong by the Asian Wall Street Journal.

The Equipment: Two (2) 1996-built Airbus A340-313X wide-body four engine commercial passenger aircraft.

Investment:  In March 2002, Fund Nine purchased a 50% interest in the first aircraft for approximately $2,125,000 in cash and its share of non-recourse debt in the amount of approximately $35,140,000.  In July 2002, Fund Nine purchased the second aircraft for approximately $4,280,000 in cash plus the assumption of approximately $64,800,000 in non-recourse debt.  The original lease for the first aircraft was due to expire on June 12, 2006, but was extended until December 1, 2011.  The original lease for the second aircraft (B-HXN) was due to expire on March 27, 2006, but was extended until July 1, 2011.  In connection with both lease extensions, the outstanding debt attributable to each aircraft was refinanced.  The new loans are scheduled to mature concurrently with the lease expiration dates for each aircraft.

Expected Future Proceeds from Investment:  $12,500,000 - $14,000,000

Outlook:  The subject aircraft are presently 14 years old.  These aircraft have an approximate useful life of 32 years and it is expected that these aircraft will have considerable airworthy life in either passenger or cargo configuration well beyond the scheduled lease expirations in 2011. In June, Cathay Pacific Chief Executive Tony Tyler stated that “The global economic meltdown is hitting the aviation industry hard.  A toxic combination of low fares, a large drop in premium travel, and weak cargo loads is hitting the bottom line hard.” (Source:  International Air Transport Association (IATA) press release, “Cathay Pacific’s Tyler is New IATA Chairman,” dated June 9, 2009).  Considering the current financial market turmoil, delays in delivery of new aircraft from both Boeing and Airbus, the continued lease of these units could prove to be the most efficient cost option to Cathay or other parties and Fund Nine will continue to market the aircraft and is hopeful that these factors are positive developments, which may ultimately improve Fund Nine’s ability to realize on this investment in a favorable manner.

$4,454,000 Investment in a Portfolio of Leases from Summit Asset Management

The Lessees:  Various lessees located in the United Kingdom.

The Equipment:  The portfolio consists of a 90% interest in the unguaranteed residual values of manufacturing and technology equipment on lease to various lessees located in the United Kingdom.  The majority of the portfolio is comprised of information technology equipment, including laptops, desktops and printers.

Investment: In December 2003, Fund Nine entered into an agreement with Summit Asset Management to acquire a 90% interest in the unguaranteed residual values of a portfolio consisting of equipment on lease with various United Kingdom lessees for approximately $4,454,000.

Expected Future Proceeds from Investment:  $180,000 - $280,000

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Outlook:  During 2009, Fund Nine realized proceeds from the sale of equipment of approximately $176,000.  All of the leases expire at various dates through December 2016.

$2,000,000 Investment in Equipment Leased to Global Crossing Telecommunications, Inc.

The Lessee:  Global Crossing Telecommunications, Inc. (“Global Crossing”) provides telephone, Internet and video conferencing services through its wholly-owned international Voice over Internet Protocol (VoIP) Network. Global Crossing is one of the leading providers of transcontinental and transoceanic communication services.  More than 40% of Fortune 500 Companies utilize Global Crossing’s services including JP Morgan Chase, General Electric, Microsoft and Sony. (Source: Global Crossing website and marketing materials).

The Equipment:  Various innovative telecommunications voice transport systems and high capacity conferencing servers, including equipment manufactured by Juniper Networks and Sonus Networks. The equipment is installed in multiple domestic and international hub locations on Global Crossing’s VoIP Network.

Investment:  In 2006, Fund Nine purchased a 14.4% interest in a joint venture that purchased the equipment, which is subject to a 48-month lease with Global Crossing, for approximately $2,000,000.

Expected Future Proceeds from Investment:  $875,000 - $1,025,000

Outlook: The lease is scheduled to expire on October 31, 2010, at which time it is expected that Global Crossing will purchase the equipment.

$1,962,000 Investment in Refrigerated Trailers Leased to Conwell Corporation

The Lessee:  Conwell Corporation (“Conwell”) is a subsidiary of Frozen Food Express Industries, Inc. (“Frozen Foods”), a publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items). Frozen Foods’ services extend from Canada, throughout the 48 contiguous United States, and into Mexico. (Source:  Frozen Foods website).

The Equipment:  Fifty 53’ Great Dane refrigerated trailers equipped with Carrier refrigeration units.

Investment:  In September 2003, Fund Nine purchased the equipment, subject to lease with Conwell, for approximately $1,962,000.

Expected Future Proceeds from Investment:  $576,000 - $650,000

Outlook:  The lease will expire in April 2010, at which time Conwell has the option to extend the lease, purchase the equipment at fair market value or return the equipment in conformity with the lease’s return conditions.

 The following chart depicts the net position of Fund Nine’s material assets as of the year ended 2009.

Expected Future Proceeds From Investment
Lessee	Low	High
Teekay Corporation	$17,000,000	$20,000,000
Spansion	75,000	210,000
Wilhelmsen	2,300,000	5,000,000
Cathay Pacific	12,500,000	14,000,000
Summit	180,000	280,000
Global Crossing	875,000	1,025,000
Conwell Corporation	576,000	650,000

Total Proceeds Expected	$33,506,000	$41,165,000

Approximate No. of Shares Outstanding at 12/31/2009	97,955

Estimated Net Value Per Share	$342.06	$420.24

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Conclusion

This past year marked the eighth anniversary of the tragic events of September 11, 2001.  While the country and global economy recovered nicely from that time until the current recession, as discussed below the economic malaise that followed September 11th provided a challenging environment for Fund Nine, which commenced its offering period in November 2001.

•	First, the sharp decline in capital spending following September 11th provided Fund Nine with significantly fewer investment opportunities than would have been anticipated by any historical measure.

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Second, Fund Nine had an $8.4 million investment in a natural gas-fired cogeneration facility on lease to EF Kenilworth, Inc. The lease was extended in January 2004 to run through June 2009; however, as the price of natural gas reached and exceeded $5.00/MMBTU — the point at which the facility operated at break even — in 2003 and continued to rise thereafter (including peaking above $9.00/MMBTU in 2005), the lessee had increasing difficulty meeting its lease payments. Moreover, as the amount and timing of the lease payments were dependent on natural gas prices, the lease and asset became increasingly less profitable to Fund Nine over this period. Faced with the likelihood of having to put the lessee in default under the lease and remarketing the asset in significantly adverse market conditions, Fund Nine sold the asset to the lessee’s natural gas provider for $4.8 million in April 2006, which resulted in a $2 million loss on its investment.  The developments in the natural gas market were unfortunate for Fund Nine; however, as natural gas prices have continued to remain in the range of $10.00 to $15.00/MMBTU (including peaking at $15.43/MMBTU in 2008) since hitting the $10.00/MMBTU threshold in November 2004, Fund Nine’s decision to dispose of its investment in April 2006 was timely.

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Finally, although Fund Nine’s investment in the aircraft on lease to Cathay is still active, the market for those aircraft experienced adverse changes following the investment.  As a result, the aircraft lost significant value and rental rates for the renewal terms available for the aircraft during 2005 were less than originally anticipated. While the market for the aircraft has rebounded to an extent, the unprecedented rise in fuel prices during 2008 further impacted the market for the aircraft.  Following 2008, Eight B wrote down its residual position in the aircraft by approximately $6 million.  The following factors, among others, indicated that the full residual value of the aircraft might not be recoverable: (i) indications that lenders were willing to finance less of the acquisition cost of four-engine aircraft, which was increasing with each dollar rise of the price of fuel, thereby undermining the residual value expectations of such aircraft; (ii) the rising cost of fuel was increasing the operating costs of four-engine aircraft and similar capacity twin-engine aircraft, thereby making such aircraft less attractive investments at the time and thereby depressing the market for the aircraft; and (iii) the likelihood of aircraft operators switching to more efficient aircraft, thereby depressing the market for the aircraft.  Nevertheless, we anticipate that some or all of the foregoing factors will likely experience a reversal during the next couple of years and, coupled with continuing delays in the production of new wide-body aircraft by Airbus and Boeing, we remain hopeful that, like the market several years ago for the A330 and B767, the market for and value of the aircraft will rebound.

In light of these extreme challenges, Fund Nine is not likely to achieve its original expectations.  Nevertheless, due to the performance of some notable transactions that have exceeded original expectations (such as Fund Nine’s $9.6 million investment in three car carrying vessels on bareboat charter to Wilhelmsen Lines Shipowning AS that has yielded approximately $22 million in proceeds to date), Fund Nine has been able to offset some of these results.  As of December 31, 2009, the investors that invested in Fund Nine at its commencement in November 2001 have received cash distributions of $645.70 for every $1,000 invested.  Accordingly, our hope and expectation is that investors’ total cash return will be in excess of 106% of their original capital invested.  As discussed below, all estimates are subject to uncertainties of the equipment leasing marketplace and, therefore, actual results may be higher or lower than the estimates of future proceeds contained herein.

As always, we are happy to answer any additional questions that you may have.  Please reach us at the following numbers:  Investors:  800-343-3736; Registered Representatives:  800-435-5697.

Neither Fund Nine nor its Manager accepts any responsibility for, or assumes any liability for, any duty to update or reliance upon the contents, accuracy, completeness, usefulness or timeliness of any of the information contained under the headings “The Lessee” contained within this document. The estimates and projections contained in this update do not take into account any fees or expenses (including, but not limited to, remarketing fees and expenses and attorneys’ fees and expenses) that may be necessary or advisable in connection with the realization of such estimates and projections.

Forward-Looking Information - Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA.  These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA, and, other than as required by law, we assume no obligation to update or supplement such statements.  Forward-looking statements are those that do not relate solely to historical fact.  They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events.  You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of  similar meaning.  These forward-looking statements reflect our current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected.

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